                                                                 EXHIBIT (2) (C)

                  THE SANTA BARBARA GROUP OF MUTUAL FUNDS INC.

                             ARTICLES SUPPLEMENTARY

     The Santa Barbara Group of Mutual Funds Inc., a Maryland Corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Board of Directors of the Corporation, by resolution dated July 31, 1996, classified 60,000,000 of the previously authorized, but unclassified shares of the Corporation, into the following series and classes:

Name of Series             Newly Classified Shares by Class
--------------             --------------------------------
                            Class A    Class C    Class Y
                            -------    -------    -------
The Bender Growth Fund    20,000,000  20,000,000  20,000,000

     SECOND: The shares of the corporation classified as described in Article First of these Articles Supplementary have been so classified by the Board of Directors under the authority contained in the Charter of the Corporation. The number of Shares of capital stock of the various classes that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     THIRD: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the
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Corporation's Articles of Incorporation authorized the issuance of one hundred million (100,000,000) shares of capital stock of the par value of $0.01 per share and having an aggregate par value of one million dollars ($1,000,000), of which the Board of Directors originally designated twenty million (20,000,000) shares as "The Natural Gas Fund" and subsequently reclassified said shares as "The Starbuck Tisdale Growth and Income Fund, Class Y" and designated twenty million (20,000,000) as "The Starbuck Tisdale Growth and Income Fund, Class C."

     As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of one hundred million (100,000,000) shares of capital stock of the par value of $0.01 per share and having an aggregate par value of one million dollars ($1,000,000), of which the Board of Directors has designated one hundred million (100,000,000) shares into Series and classified the shares of each Series as follows:

                        Current Classification of Shares
                        --------------------------------

     Name of Series                                  Authorized Shares by Class
     --------------                                  --------------------------
                                                         C              Y
                                                         -              -
     The Starbuck Tisdale
       Growth and Income Fund                       20,000,000    20,000,000

                                         A               C              Y
                                         -               -              -
     The Bender Growth Fund          20,000,000     20,000,000    20,000,000

     FOURTH: The Articles of Incorporation of the Corporation are supplemented as follows:

          The preferences, rights, voting powers, restrictions,

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     limitations as to dividends, qualifications and terms and conditions of redemption of the various classes of shares shall be set forth in the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to shares of the Corporation generally, and those set forth as follows:

               (a) The assets of each Class of a Series shall be invested in the same investment portfolio of the corporation.

               (b) The dividends and distributions of investment income and capital gains with respect to each class of shares shall be in such amount as may be declared from time to time by the Board of Directors, and the dividends and distributions of each class of shares may vary from the dividends and distributions of the other classes of shares to reflect differing allocations of the expenses of the Corporation among the holders of each class and any resultant differences between the net asset value per share of each class, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner it deems appropriate.

               (c) The holders of Class A, C and Class Y shares shall

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          have (i) exclusive voting rights with respect to provisions of any service plan or service and distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment company Act of 1940 (a "Plan") applicable to the respective class of the respective Series and (ii) no voting rights with respect to the provisions of any Plan applicable to any other class or Series of shares or with regard to any other matter submitted to a vote of shareholders which does not affect holders of that respective class of the respective Series of shares.

               (d) Class A shares shall be subject to an initial sales charge.

               (e) Class C shares may be subject to a contingent deferred sales charge, in the event of the redemption of shares pursuant to the terms of the issuance of such shares.

     FIFTH: The supplement to the Articles of Incorporation of the Corporation as hereinabove set forth has been duly approved by a majority of the entire Board of Directors by resolution dated July 31, 1996, and no stock entitled to be voted on this matter was outstanding or subscribed for at the time of approval.

     IN WITNESS WHEREOF, The Santa Barbara Group of Mutual Funds Inc. has caused these Articles Supplementary to be signed in its name and on

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its behalf by its duly authorized officers who acknowledge that these Articles
Supplementary are the act of the corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein as to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

DATE:  July 31, 1996                          THE SANTA BARBARA GROUP OF MUTUAL
                                              FUNDS INC.



                                              By:/s/ Steven W. Arnold
                                                 ----------------------
                                                   Steven W. Arnold
                                                   President



Attest:

By:/s/ Robert A. Graham, Jr.
   -------------------------
     Robert A. Graham, Jr.
     Assistant Secretary

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